Delek Logistics Partners, LP Declares Quarterly Cash Distribution

BRENTWOOD, Tenn. April 25, 2013 -- Delek Logistics Partners, LP (NYSE: DKL), a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure, today announced the declaration of its quarterly cash distribution for the first quarter 2013 of $0.385 per limited partnership unit, or $1.54 per unit on an annualized basis. This distribution represents a 2.7 percent increase over Delek Logistics' minimum quarterly cash distribution of $0.375 per unit, or $1.50 on an annualized basis. The distribution for the fourth quarter of 2012 was $0.224 per unit, and corresponded to Delek Logistics' minimum quarterly cash distribution of $0.375 per unit as prorated for the period from the inception of operations on November 7, 2012. The first quarter 2013 cash distribution is payable on May 15, 2013 to unitholders of record on May 7, 2013.

“We are pleased to announce an increase in our quarterly distribution to $0.385 per unit,” remarked Uzi Yemin, Chairman and Chief Executive Officer of the general partner of Delek Logistics. “Based on expected performance, we anticipate recommending to the Board of Directors of Delek Logistics' general partner an additional increase in our quarterly distribution to $0.395 per unit for the quarter ending June 30, 2013. This would represent a 5.3 percent increase from our minimum quarterly distribution of $0.375 per unit and a 2.6 percent increase from our current distribution of $0.385 per unit.”

About Delek Logistic Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets. Delek Logistics' assets and operating results are reported in two segments:

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Pipelines and Transportation: Approximately 200 miles of transportation pipelines and a 600 mile crude oil gathering system, in addition to associated storage facilities with 1.7 million barrels of active shell capacity supporting Delek US' El Dorado and Tyler refineries. Additionally, this segment includes the Paline pipeline, a 185 mile crude oil pipeline from Longview to Nederland, Texas.

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Wholesale Marketing and Terminalling: Includes a wholesale marketing business in Texas; and light product terminals, located in Abilene, Big Sandy and San Angelo, Texas, and in Nashville and Memphis, Tennessee.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks, risks relating to the securities markets generally, the impact of adverse market conditions affecting the business of Delek Logistics, adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Tax Considerations

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Delek Logistics Partners, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Delek Logistic Partners, LP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate for individuals or corporations, as applicable. Nominees, and not Delek Logistic Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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